EXHIBIT 10.2

BOOKKEEPING SERVICES AGREEMENT

This Bookkeeping Services Agreement (“Agreement”) is made and entered into on March 23, 2023 by and between David E. Tannous, with a mailing address of _______________ (“Bookkeeper”) and Nexscient, Inc., a Delaware corporation, with address located at 2029 Century Park East, Suite 400, Los Angeles, CA 90067 (“Client”).

Whereas, the Client and Bookkeeper (“Parties”) agree to the following terms and conditions for the Bookkeeper’s services, as an independent contractor, in exchange for fees.

Services.  The Bookkeeper agrees to provide the following services:

•	Accounts Payable
•	Accounts Receivable
•	Bank Reconciliation
•	Customized Reports
•	Detailed General Ledgers
•	Financial Statements
•	General Bookkeeping

The aforementioned selections shall be referred to as the “Services”.  The Bookkeeper shall conduct the Services within the specifications and guidelines set by the Client.  The Bookkeeper shall, at all times, observe and comply with generally accepted bookkeeping and accounting practices and standards while complying with all Federal and State laws, regulations, and procedures when completing their Services in accordance with this Agreement.

Fees. The Client agrees to pay the Bookkeeper $3,500 in cash for establishing the Client’s general ledger, chart of accounts, and initial financial statements to include balance sheet, income statement, and statement of cash flows. In addition, for the provision of on-going Services described above, the Client agrees to issue 250,000 shares of Nexscient common stock, $0.001 per share, par value.

Expenses. In addition to the Fees provided, the Client agrees to reimburse the Bookkeeper for any out-of-pocket expenses incurred that include, but are not limited to, travel expenses, audit fees, tax fees, and postage.

Term. The Term of this Agreement shall be for a period of one (1) year, starting from the date of the Agreement.

Termination. This Agreement can be terminated by Client by providing Bookkeeper 10 days prior written notice. Unless the Bookkeeper has not performed the Services in accordance with this Agreement, the Client shall pay the Bookkeeper, in-full, for any remaining balance owed following the termination of Services.

Client’s Obligations.  The Client shall be solely responsible for providing the Bookkeeper all financial information related to their personal and/or business affairs including, but not limited to, all materials, data, and documents necessary to perform the Services under this Agreement.  The Client acknowledges and agrees that the accuracy of financial information supplied to the Bookkeeper is the sole responsibility of the Client and the Bookkeeper shall be held harmless from any liability resulting from the accuracy of the financial information provided.

Employment Status. The Parties agree that the Bookkeeper shall provide the Services to the Client as an independent contractor and shall not be acting or determined to be an employee, agent, or broker. As an independent contractor, the Bookkeeper shall be required to follow all requirements in accordance with the Internal Revenue Code which includes, and is not limited to, payment of all taxes levied for fees collected by the Client for payment of their employees, agents, brokers, and subcontractors. The Bookkeeper understands that the Client shall in no way withhold any amounts for payment of any taxes from the Bookkeeper’s accumulated fees for Services.

Confidentiality. The Bookkeeper, shall in the course of performing the Services hereunder, may gain access to certain confidential or proprietary information of the Client. Such “Confidential Information” shall include all information concerning the business, affairs, products, marketing, systems, technology, customers, end-users, financial affairs, accounting, statistical data, documents, discussion, or other information developed by the Bookkeeper hereunder and any other proprietary and trade secret information of the Client whether in oral, graphic, electronic or machine-readable form. The Bookkeeper agrees to hold all such Confidential Information of the Client in strict confidence and shall not, without the express prior written permission of the client, disclose such Confidential Information to third parties or use such Confidential Information for any purposes whatsoever, other than the performance of its obligations hereunder. The obligations under this section shall survive the termination or expiration of this Agreement.

Assignment. The Bookkeeper shall have no rights to assign any of their rights under this Agreement, or delegate the performance of any of the obligations or duties hereunder, without the prior written consent of the Client. Any attempt by the Bookkeeper to assign, transfer, or subcontract any rights, duties, or obligations arising hereunder shall be void and of no effect.

Notices.  Any notices, bills, invoices, or reports required by this Agreement shall be deemed received on the day of delivery if delivered by hand, standard mail, e-mail, or facsimile during the receiving party’s regular business hours.

Governing Law. This Agreement shall be construed in accordance with and governed by Federal laws and those located in the State of Delaware.

Dispute Resolution. All disputes under this Agreement shall be settled by arbitration in the State of governing law before a single arbitrator pursuant to the commercial law rules of the American Arbitrator Association. Arbitration may be commenced at any time by any party hereto giving written notice to the other party to a dispute that such dispute has been referred to arbitration. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding without right of appeal.

Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect.

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Limitation of Liability. In no event shall either party be liable to the other party for any indirect, incidental, consequential, special or exemplary damages, including without limitation, business interruption, loss of or unauthorized access to information, damages for loss of profits, incurred by the other party arising out of the services provided under this Agreement, even if such party has been advised of the possibility of such damages. In no event will neither party’s liability on any claim, loss or liability arising out of or connected with this Agreement shall exceed the amounts paid to the Bookkeeper during the period immediately preceding the event giving rise to such claim or action by the Client or the limits of the Bookkeeper’s professional liability policy, whichever is greater of the errors and omissions policy that is in place.

Indemnification. Each party shall at its own expense indemnify and hold harmless, and at the other party’s request defend such party affiliates, subsidiaries, and assigns its respective officers, directors, employees, sublicensees, and agents from and against any and all claims, losses, liabilities, damages, demand, settlements, loss, expenses, and costs, including attorneys’ fees and court costs, which arise directly or indirectly out of or related to any breach of this Agreement or the gross negligence or willful misconduct of a party’s employees or agents.

Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications, and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom. No modification of or amendment to this Agreement shall be effective unless in writing and signed by each of the Parties.

Waiver. The waiver by either party of a breach of or a default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself to any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.

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IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first written above.

“Client”		“Bookkeeper”

NEXCIENT, INC.		DAVID E. TANNOUS

Name:	Fred E. Tannous, CEO Name: David E. Tannous	Name:	David E. Tannous

Date:	March 23, 2023	Date:	March 23, 2023

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